Home Equity Loan-Backed Term Notes, GMACM Series 2001-HE4
	Payment Date	05/27/2003

Servicing Certificate	Group 1
Beginning Pool Balance	223,810,969.55
Beginning PFA	0.00
Ending Pool Balance	203,650,667.47
Ending PFA Balance	-
Principal Collections	19,974,191.20
Principal Draws	-
Net Principal Collections	19,974,191.20
Active Loan Count	6,450

Interest Collections	1,533,838.38

Weighted Average Net WAC Rate	6.24458%
Substitution Adjustment Amount	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	0.000%
Class A-2	91,295,370.68	82,789,038.25	0.5519269	8,506,332.43	384,201.35	0.00	13.54%	5.050%
Class A-3	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	3.950%
Class A-4	40,318,411.37	28,683,393.66	0.3474290	11,635,017.71	152,202.00	0.00	4.69%	4.530%
Class A-5	84,556,000.00	84,556,000.00	1.0000000	0.00	400,231.73	0.00	13.83%	5.680%
Notional IO Class	61,129,000.00	61,129,000.00	1.0000000	0.00	407,526.67	0.00	0.00%	8.000%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	7,641,187.50
Overcollateralization Amount Increase (Decrease)	(18,951.94)
Outstanding Overcollateralization Amount	7,622,235.56
Required Overcollateralization Amount	7,641,187.50

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,540,307.87		56	0.76%
Delinquent Loans (60 Days)*	755,795.93		23	0.37%
Delinquent Loans (90 Days)*	306,343.17		10	0.15%
Delinquent Loans (120 Days)*	458,934.19		16	0.23%
Delinquent Loans (150 Days)*	62,334.47		3	0.03%
Delinquent Loans (180+ Days) *	164,952.62		6	0.08%
Foreclosure	570,027.60		15	0.28%
REO	-		0	0.00%
Bankruptcy	1,824,557.28		61	0.90%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

		Percent of
	Liquidation To-Date	Pool Balance
Beginning Net Loss Amount	744,642.19
Current Month Loss Amount	186,110.88
Current Month Recoveries	10,171.23
Ending Net Loss Amount	920,581.84	0.41%

	Recovery To-Date
Beginning Recovery Amount	2,240.70
Current Month Recovery Amount	10,171.23
Ending Recovery Amount	12,411.93

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To Close Account - Balance due GMAC	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
To Close Account - Balance due Noteholders	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-